Exhibit 6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, Exor N.V., Piero Ferrari, Trust Piero Ferrari, Enzo Mattioli Ferrari and Franco Ravanetti agree to the joint filing of a statement on Schedule 13D in respect of the common shares, par value €0.01 per share, of Ferrari N.V. including any amendments thereto, further agree that this joint filing agreement be included as an exhibit to such Schedule 13D. Each of the undersigned further agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning himself or itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 19, 2022.

EXOR N.V.

By:	/s/ Guido De Boer
	Name:	Guido De Boer
	Title:	Chief Financial Officer

PIERO FERRARI

/s/ Piero Ferrari

TRUST PIERO FERRARI

By:	/s/ Enzo Mattioli Ferrari
	Name:	Enzo Mattioli Ferrari
	Title:	Trustee

ENZO MATTIOLI FERRARI

/s/ Enzo Mattioli Ferrari

FRANCO RAVANETTI

/s/ Franco Ravanetti